                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                         Research Industries Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    761004100
                                 (CUSIP number)

Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.  761004100                  13G                      Page 2 of 8 Pages
--------------------                                           -----------------


--------------------------------------------------------------------------------
       1           NAME OF REPORTING PERSONS
                   S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                        Morgan Stanley Group Inc.
                        IRS # 13-283-8891

--------------------------------------------------------------------------------
       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)  /  /
                                                         (b)  /  /

--------------------------------------------------------------------------------
       3           SEC USE ONLY

--------------------------------------------------------------------------------
       4           CITIZENSHIP OR PLACE OF ORGANIZATION
                           The state of organization is Delaware.

--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                                                           0
   NUMBER OF                    ------------------------------------------------
     SHARES                         6       SHARED VOTING POWER
  BENEFICIALLY                                       240,800
    OWNED BY                    ------------------------------------------------
      EACH                          7       SOLE DISPOSITIVE POWER
   REPORTING                                               0
  PERSON WITH                   ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                     542,800
--------------------------------------------------------------------------------
       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             542,800

--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*


--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             5.71%

--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                             IA, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

--------------------                                           -----------------
CUSIP No.  761004100                   13G                     Page 3 of 8 Pages
--------------------                                           -----------------


--------------------------------------------------------------------------------
       1           NAME OF REPORTING PERSONS
                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                         Morgan Stanley Asset Management  Inc.
                         IRS # 13-304-0307

--------------------------------------------------------------------------------
       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) /  /
                                                              (b) /  /

--------------------------------------------------------------------------------
       3           SEC USE ONLY

--------------------------------------------------------------------------------
       4           CITIZENSHIP OR PLACE OF ORGANIZATION
                          The state of organization is Delaware.

--------------------------------------------------------------------------------
                                   5       SOLE VOTING POWER
                                                         0
      NUMBER OF               --------------------------------------------------
       SHARES                      6       SHARED VOTING POWER
    BENEFICIALLY                                   240,600
      OWNED BY                --------------------------------------------------
        EACH                       7       SOLE DISPOSITIVE POWER
      REPORTING                                          0
     PERSON WITH              --------------------------------------------------
                                   8       SHARED DISPOSITIVE POWER
                                                   542,600
--------------------------------------------------------------------------------
       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        542,600

--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*


--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        5.71%

--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                        IA, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

--------------------                                           -----------------
CUSIP No.  761004100                   13G                     Page 4 of 8 Pages
--------------------                                           -----------------

 Item 1 (a)            Name of Issuer

                       Research Industries Corporation

 Item 1 (b)            Address of issuer's principal executive offices

                       6864 South 300 West
                       Salt Lake City, Utah 84047

 Item 2 (a)            Name of person filing

                 (a)   Morgan Stanley Group Inc.
                 (b)   Morgan Stanley Asset Management Inc.

 Item 2 (b)            Principal business office


                 (a)   1585 Broadway
                       New York, New York 10036

                 (b)   1221 Avenue of the Americas
                       New York, New York 10020

 Item 2 (c)            Citizenship

                       Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

 Item 2 (d)            Title of class of Securities

                       Common Stock

 Item 2 (e)            Cusip No.

                       761004100

 Item    3       (a)   Morgan Stanley Group Inc. is (e) an Investment Adviser
                       registered under section 203 of the Investment Advisers
                       Act of 1940.

                 (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item    4             Ownership

                       Incorporated by reference to Items (5) - (9) and (11) of the cover page.

--------------------                                           -----------------
CUSIP No.  761004100                    13G                    Page 5 of 8 Pages
--------------------                                           -----------------



Item 5                 Ownership  of  5  Percent  or  Less  of  a  Class

                       Inapplicable

Item 6                 Ownership of More than 5 Percent on Behalf of Another
                       Person

                       Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       Inapplicable

Item 8                 Identification and Classification of Members of the Group

                       Inapplicable

Item 9                 Notice of Dissolution of Group

                       Inapplicable

Item 10                Certification

                       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  761004100                  13G                      Page 6 of 8 Pages
--------------------                                           -----------------



                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                  February 12, 1996

Signature:             /s/ Peter A. Nadosy
                       ------------------------------------

Name/Title:            Peter A. Nadosy/Vice Chairman
                       ------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT INC.

Date:                  February 12, 1996


Signature:             /s/ Edward J. Johnsen
                       ------------------------------------

Name/Title:            Edward J. Johnsen/Vice President
                       Morgan Stanley & Co. Incorporated
                       ------------------------------------
                       MORGAN STANLEY GROUP INC.



                             INDEX TO EXHIBITS                              PAGE
                             -----------------                              ----
EXHIBIT 1        Agreement to Make a Joint Filing                             7



EXHIBIT 2        Secretary's Certificate Authorizing Edward J. Johnsen        8
                 to Sign on behalf of Morgan Stanley Group Inc.